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                                                                   EXHIBIT 10j.




                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is effective the 1st day of July, 1997, by and between MICROS Systems, Inc. ("MICROS"), a Maryland corporation, with offices located at 12000 Baltimore Avenue, Beltsville, Maryland, and Daniel Cohen, a French citizen, whose current address is _______________ (the "Consultant").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the terms of the Management Agreement dated August 25, 1995 (the "Management Agreement") between MICROS and the Consultant, the Consultant currently serves as: (i) President-Directeur General (Chairman and Chief Executive Officer) of Fidelio-MICROS France S.A. ("FMF"), a French corporation; and (ii) Gerant (Managing Director) of AD-Maintenance Informatique ("ADMI"), a French corporation; and

         WHEREAS, pursuant to the terms of the Consulting Agreement dated July 1, 1995 (the Consulting Agreement") between MICROS and the Consultant, the Consultant currently provides to MICROS certain advice and assistance; and

         WHEREAS, the Consultant has elected to resign from his positions as Chairman and Chief Executive Officer of FMF and Managing Director of ADMI, pursuant to Section 3.2 of the Management Agreement, effective close of business June 30, 1997; and

         WHEREAS, after the Consultant's resignation, MICROS desires to retain the Consultant and the Consultant desires to accept such retention; and

         WHEREAS, the Consultant is willing to make his consulting services available to MICROS on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and the conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

  1. Consultancy. MICROS hereby retains the Consultant and the Consultant hereby accepts the consulting position with MICROS upon the terms and conditions hereinafter set forth. The Consultant shall perform his activities hereunder as an independent professional. For the avoidance of doubt, the Consultant shall not be regarded as an employee of MICROS, FMF or ADMI.

  2. Duties. During the term of this Agreement, the Consultant shall provide consulting services to MICROS as follows: (i) for the month of July 1997, full time consulting services; (ii) for the months of August 1997 through December 1997, 5 full days of consulting services per month; and (iii) for the months of January 1998 through




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December 1998, 3 full days of consulting services per month.  The Consultant shall perform any and all reasonable duties as the President and CEO of MICROS may assign from time to time.

  3. Term. The term of this Agreement shall commence upon July 1, 1997, and shall terminate on December 31, 1998, unless sooner terminated, as provided herein.

  4.  Fees.

      A. Monthly Retainer for July 1997. The Consultant shall be entitled to receive a fee of 50,000 FF for the month of July 1997.

      B. Monthly Retainer for August 1997 through December 1997. The Consultant shall be entitled to receive a fee of 11,000 FF per month for the months of August 1997 through December 1997.

      C. Monthly Retainer for January 1998 through December 1998. The Consultant shall be entitled to receive a fee of 7,000 FF per month for the months of January 1998 through December 1998.

      D. Taxes. The Consultant acknowledges that any income and other taxes, if any, to be paid in connection with monies received hereunder, shall be paid solely by Consultant.

  5. Expenses. MICROS shall reimburse the Consultant for all reasonable and necessary business expenses incurred in connection with the performance of his duties on behalf of MICROS; provided, however, that the expenses have been approved in writing and further provided that the Consultant shall keep and present to MICROS no less frequently than monthly, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format as MICROS reasonably may require.

  6.  No Fringe Benefits; Relinquishment of Benefits.

  A. No Fringe Benefits. Consultant further recognizes and acknowledges that neither he nor any member of his family shall be entitled to participate in any fringe benefit, health, welfare or insurance plans, programs or practices sponsored by MICROS, FMF or ADMI. Additionally, the Consultant shall not be entitled to receive vacation or sick benefits while retained hereunder. Notwithstanding the above, Consultant shall not be required to perform services hereunder on those national holidays recognized by the French government.

  B. Relinquishment of Benefits. Consultant shall return to FMF, and relinquish any rights therein, any property in which MICROS, FMF or ADMI has an interest. By way





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of illustration and not limitation, Consultant shall return to FMF any vehicles, computer equipment or cellular telephones currently in Consultant's possession.

  7.  Termination of Former Agreements; General Release.

  A. Management Agreement. Pursuant to Section 3.2 thereof, the Management Agreement shall terminate in full as of close of business on June 30, 1997. Notwithstanding the above, Article 5 of the Management Agreement shall survive in full force and effect.

  B. Consulting Agreement. The Consulting Agreement shall terminate in full as of close of business on June 30, 1997.

  C. Share Purchase Agreement. The Share Purchase Agreement dated August 25, 1995 between Consultant and MICROS, shall survive in full force and effect, and the parties hereunder ratify and confirm their respective rights and obligations thereunder.

  D. General Release. As a material inducement to MICROS to enter into this Agreement, Consultant discharges, waives and releases MICROS, FMF and ADMI, and all persons or entities acting by or through any of them, from any and all complaints, claims, liabilities, obligations, or compensation as of the date hereof, whether arising in connection with the Management Agreement, the Consulting Agreement or otherwise.

   8.  Confidential Information.

       A. Company Information. The Consultant agrees at all times during the term of his consultancy and for a period of three (3) years thereafter to hold in strictest confidence, and not to use, or to disclose to any person, firm or corporation, without the written authorization of an elected officer of MICROS, any trade secrets, confidential knowledge, data or other proprietary information of MICROS. By way of illustration and not limitation, such shall include information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of MICROS or its affiliates

       B. Third Party Information. The Consultant recognizes that MICROS and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of MICROS or its affiliates to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Consultant agrees that he owes MICROS and such third parties, both during the term of his consultancy and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with MICROS'





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agreement with the third party) or use it for the benefit of anyone other than
MICROS or such third party (consistent with MICROS' agreement with the third party).

       C. MICROS Intellectual Property. All works, whether or not protected by intellectual property rights, and all know-how which may be created by the Consultant in the course of his activities for MICROS shall be deemed to be the property of MICROS and fully compensated by the compensation due to the Consultant hereunder.

  9. Prior Employees. For a period of two (2) years following the termination of this Agreement for any reason whatsoever, the Consultant shall not, whether as an individual or as a proprietor, stockholder, partner, officer, director, employer, employee, agent, consultant, independent contractor or otherwise, recruit or employ, directly or indirectly, for his own business or any business in which he has an ownership interest, is employed with, or is otherwise affiliated with, any individual who was an employee of MICROS or any of its affiliates within the two (2) year period immediately preceding the termination of this Agreement.

  10. Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant contained in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to scope, geographic area and duration.

  11. Termination of Consultancy. This Agreement shall terminate upon the earliest to occur of the following events:

    (a)  Death.  The Agreement shall be terminated upon the Consultant's death.

    (b) Disability. The Agreement shall be terminated due to the continuous and uninterrupted inability of the Consultant to perform his duties hereunder due to sickness or injury which persists for a period of ninety (90) days.

    (c) By the Company for Cause. The Agreement may be terminated by MICROS upon: (i) the Consultant being charged with a criminal felony; or (ii) the Consultant's refusal to perform hereunder.

    (d) By the Consultant. The Consultant may terminate this Agreement at any time upon sixty (60) days written notice to MICROS.

    (e)  December 31, 1998.

  12. Notices. Any notice required or permitted to be given hereunder shall be deemed sufficient if in writing, and if delivered personally or sent by registered or certified mail, return receipt requested, to the addresses of the respective parties set forth herein, or such other address as either party so notifies the other of in writing from time to time.





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  13.  Waiver of Breach.  The waiver of any breach of any provision hereunder by either party shall not be construed or operate as a waiver of any subsequent breach.

  14.  Governing Law/Arbitration.

  A. This Agreement shall be construed in accordance with and be governed by the laws of the State of Maryland, United States, excepting the conflict of law rules of the State of Maryland, as if this contract were made and to be performed entirely within the State of Maryland.

  B. Final and binding arbitration shall be the Consultant's sole and exclusive remedy for any claim that MICROS breached this Agreement. All demands for arbitration must be submitted in writing and received by MICROS and the American Arbitration Association ("AAA") within sixty (60) days after the effective date of this Agreement's termination or expiration. All arbitration proceedings shall be held in Beltsville, Maryland and shall be governed by the UNCITRAL Arbitration Rules as at present in force. Only one arbitrator shall be selected to resolve disputes hereunder.

  C. All fees, costs and expenses incurred in connection with the arbitration proceedings, including, but not limited to, the administrative fees of the AAA, shall be shared jointly by the parties hereto. Each party shall be solely responsible for its own attorneys' fees.

  15. Entire Agreement. This Agreement contains the entire agreement and understandings of the parties, and supersedes any and all other prior agreements, understandings or arrangements between the parties hereto, including without limitation the Management Agreement and the Consulting Agreement. Notwithstanding the above, the Share Purchase Agreement dated August 25, 1995 between Consultant and MICROS, shall survive in full force and effect. This Agreement may not be amended, modified or terminated except by a written instrument executed by both parties hereto.

  16. Captions. Paragraph captions shall be used exclusively for purposes of reference and shall not be considered part of the substantive agreement of the parties.

  17. Severability. The restrictions and the rights and remedies contained in this Agreement are cumulative and severable. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

  18. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute but one document.





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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the ____ day of ____________, 1997.

                                             COMPANY:
 ATTEST:                                     MICROS SYSTEMS, INC.


                                                                      (SEAL)
 ---------------------------                 -------------------------
                                             By:
                                             Its:
 [Corporate Seal]




                                             CONSULTANT:
 WITNESS:                                    DANIEL COHEN


                                                                      (SEAL)
 ----------------------------                -------------------------





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